Exhibit 99.1

Release

DB COMMODITY INDEX TRACKING FUND ANNOUNCES FURTHER EXPENSE REDUCTION

NEW YORK, July 12, 2006 – Deutsche Bank today announced it will reduce its management fee to 0.75% for the DB Commodity Index Tracking Fund (DBC) from the previous level of 0.95%. The bank will also assume the 0.10% charged for organization and offering expenses and the 0.05% charged for routine operational administrative expenses, for a total reduction of 0.35% on an annualized basis from this point forward.

DBC is the first commodity index-linked fund to be listed on a U.S. stock exchange, and offers investors cost-effective and convenient access to the performance of the Deutsche Bank Liquid Commodity Index – Optimum Yield Excess Return™ (DBLCI-OY). DBLCI-OY is a rules-based index comprised of six liquid futures contracts: crude oil, heating oil, gold, aluminium, corn and wheat. The DBLCI-OY utilizes roll rules which tend to maximize the benefits of rolling in backwardated markets and minimize the loss from rolling in contangoed markets. DBC also generates interest on cash and United States treasury securities held as collateral for the futures contracts it holds.

“DBC has grown in excess of $600 million in assets since our launch in February and DBCS has submitted regulatory filings for an additional eight commodity and currency based funds,” said Kevin Rich, Chief Executive Officer of DB Commodity Services (DBCS), the managing owner of DBC. “This rapid growth is due to the global strength of Deutsche Bank, which allows us to bring new and innovative investment products to the market. We are continuously building our platform while reducing the funds’ fees and expenses, emphasizing our commitment to give investors cost-effective and convenient access to the commodity and currency markets.”

There are risks involved with investing in DBC, including possible loss of money. DBC is an exchange-traded fund and is not actively managed. It is subject to risks similar to stocks, including those related to short selling and margin account maintenance. Ordinary brokerage commissions apply.

An investor should consider DBC’s investment objectives, risks, charges and expenses carefully before investing. For this and more complete information about DBC call 877-369-4617 or visit the website www.dbfunds.db.com for a copy of the prospectus. Please read the prospectus carefully before investing. ALPS Distributors, Inc. provides distribution services for DBC.

Deutsche Bank

Deutsche Bank is a leading global investment bank with a strong and profitable private clients franchise. A leader in Germany and Europe, the bank is continuously growing in North America, Asia and key emerging markets. With Euro 1,035 billion in assets and 64,103 employees, Deutsche Bank offers unparalleled financial services in 73 countries throughout the world. The bank competes to be the leading global provider of financial solutions for demanding clients creating exceptional value for its shareholders and people.

www.db.com

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